EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Stock, par value $0.001 per share, of Eightco Holdings, Inc. dated as of the date hereof is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: 11/21/2025

World Assets Limited

By: World Foundation, its Director

By:	/s/ David Acutt
Name: David Acutt
Title: Director, World Foundation

World Foundation

By:	/s/ David Acutt
Name: David Acutt
Title: David Acutt